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                                        AMRESCO, INC.

                EXHIBIT 12.2 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                              Quarter Ended
                                                March 31,                        Year Ended December 31,
                                           -----------------      ------------------------------------------------------
                                            1996       1995         1995        1994        1993       1992        1991
                                           ------     ------      -------     -------     -------     -------     -------
Operating income before income taxes       $8,095     $5,336      $30,258     $35,686     $43,677
Fixed charges:
 Interest expense                           5,167        415        6,921       1,768         754
 Amortization of debt issuance costs          196          -           15           -           -
                                           ------     ------      -------     -------     -------     -------     -------
Operating income before income taxes
 and fixed charges                         13,458      5,751       37,194      37,454      44,431

Total fixed charges                         5,363        415        6,936       1,768         754
Total preferred stock dividends                 -          -            -           -           -
                                           ------     ------      -------     -------     -------     -------     -------

Ratio of earnings to fixed charges
 and preferred stock dividends                2.5x      13.9x         5.4x       21.2x       58.9x        (1)         (1)
                                           ======     ======      =======     =======     =======     =======     =======


(1) The Company or its predecessors had no or nominal fixed charges or preferred stock dividends in 1991 and 1992 and it was not meaningful, therefore, to calculate these ratios for the years ended December 31, 1991 and 1992.